Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. to Acquire Sieger Engineering, Inc.

Thursday, June 29

MENLO PARK, Calif., June 29, 2006 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor and flat panel capital equipment industries, today reported that it is acquiring Sieger Engineering, Inc. (Sieger), also a supplier of critical subsystems to the semiconductor and flat panel, as well as medical, capital equipment industries. By acquiring Sieger, UCTT further expands its served markets and leverages its existing operations in China while adding additional outsourced manufacturing capabilities.

UCTT will pay approximately $50 million to complete the transaction, which is expected to close today. The consideration will consist of $16 million in cash, approximately 2.47 million shares of UCTT common stock, and the assumption of approximately $15 million of debt. The consideration is subject to a post-closing balance sheet adjustment.

Founded in 1981 and based in South San Francisco, Sieger generated approximately $86 million of revenue and $4 million of operating income in its last fiscal year ended December 31, 2005.

Clarence Granger, UCTT’s Chief Executive Officer, commented on the acquisition: “We are very pleased to add Sieger’s complementary capabilities to UCTT in a synergistic transaction. We expect the transaction to be accretive to earnings for the balance of 2006 and for all of 2007. Like UCTT, Sieger has experienced growth at a faster pace than the overall industry because of its flexible business model, which is well suited to meet our customers’ needs for outsourced manufacturing.”

"We are excited about joining UCTT and for the growth potential that this transaction represents for our customers and employees," said Leonard Mezhvinsky, President and CEO of Sieger. "I look forward to contributing in my new role as President of UCTT in charge of manufacturing operations."

Granger continued: “Through this acquisition we add scale, as our combined revenue for 2005 would have been $234 million, a 59% increase over UCTT’s calendar year 2005 revenue of $147 million. We also expect to significantly increase our non-gas delivery subsystem revenue and subsystem integration capabilities, since there is no overlap among our product lines. This combination should enhance our competitive positions in our targeted markets.”

Press Conference Invitation

UCTT will conduct a conference call on Thursday, June 29, 2006, beginning at 2:30 pm PDT at 888/723-8350 (domestic) and 706/634-0135 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21298378 (all callers). Website slides will also be available on www.uct.com. The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor and flat panel capital equipment industries. UCTT offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. UCTT's customers are primarily original equipment manufacturers of semiconductor capital equipment. UCTT is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

About Sieger Engineering, Inc.

Sieger Engineering, Inc. is a supplier of critical subsystems to the semiconductor, flat panel and medical capital equipment industries. Sieger is headquartered in South San Francisco, California. Additional information is available at www.siegereng.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in the Company’s Form 10-Q for the quarter ended March 31, 2006 and Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.